1. GENERAL APPLICABILITY

a. These General Conditions apply to all requests for offers, orders and agreements where a reference to these General Conditions is made regarding the supply of goods to and the performance of services (hereinafter referred to as ‘deliveries’) for Mediq N.V., Europalaan 2 in Utrecht (3526 KS), The Netherlands, listed in the Trade Register of the Chamber of Commerce of The Netherlands under file number 30000534 and for all affiliates of Mediq N.V. (Mediq N.V. and its affiliates hereinafter referred to as ‘Mediq’), meaning any corporation or other business entity controlled by or under common control with Mediq and 'control' meaning the direct or indirect ownership of more than fifty percent (50%) of the voting interest in, or more than fifty percent (50%) interest in the income of, such corporation or other business entity. If and insofar this provision is valid and enforceable under the laws of the state where the designated location of Mediq for the delivery is, any general conditions of the supplier are not applicable, irrespective of references to applicability on documents or in communication during transactions between Mediq and the supplier take place. In any case, in the event of any conflict between the General Conditions and general conditions of the supplier, the General Conditions of Mediq prevail.

b. Any

provision of these General Conditions which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of these General Conditions unless Mediq based on reasonable grounds deems such prohibited or unenforceable provision to be essential to these General Conditions, in which case Mediq may terminate the agreement or order(s), effective immediately upon notice to the supplier. The prohibition on or unenforceability of any provision in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction.

1. ORDERS

a. Deliveries shall be made against written purchase orders issued by Mediq. The supplier shall acknowledge Mediq’s purchase orders in writing within ten (10) business days after receipt, including the requested delivery date. Acknowledgement of the written purchase order issued by Mediq implies acceptance of these General Conditions.

b. No

purchase order, acknowledgment form, or other ordering document or communication from either party shall vary the terms and conditions on these General Conditions unless both parties expressly agree otherwise in writing with respect to specific purchase orders.

c. Mediq reserves the right to revoke an order that it has placed, if the supplier does not acknowledge it in writing within ten (10) business days after receipt. If the acknowledgment deviates in any way from the order, Mediq is only bound to it after it has explicitly declared in writing that it accepts the deviation. Acceptance by Mediq of deliveries, as well as payments for them made by Mediq, does not imply any acknowledgment of the deviations.

d. Upon

written notice provided to the supplier at least thirty (30) days prior to the scheduled delivery date, Mediq may reschedule the delivery at no charge. Mediq’s request to reschedule any delivery with less than thirty (30) days prior written notice to the supplier shall be at the sole discretion of the supplier. Supplier will allow one deferral of maximum 60 days. If Mediq has no use for the ordered products due to circumstances that occurred after the supplier’s order acknowledgment, Mediq may cancel the order by written notice indicating the reasons for the cancellation. Mediq will reimburse the supplier for 80% of the invoiced amount.

e. Mediq will strive to place orders in minimum volume of 5000 units pr. Ordre.

1. PRICE, INVOICING AND PAYMENT

a. The agreed price is fixed in the currency of the country where the designated location of Mediq for the delivery is and is excluding VAT. Invoices must be submitted to the designated location of Mediq with reference numbers, be in conformity with the orders and itemised per position and include the position number(s). For as long as any part of these details is missing, Mediq has the right to defer its obligation to pay in question. Schedule “C” attached hereto contains the form of supplier invoice approved by Mediq.

b. Mediq will pay after correct invoicing within 30 days after the invoice receipt date, unless a different period is agreed. The aforementioned period is not a strict deadline.

c. Payment does not in any way imply the waiver of any right to come back on the performance of the deliveries and/or invoices. Payment of the invoices of the supplier does not in any way imply the acceptance of any general conditions of the supplier that are mentioned or referred to on the invoices.

d. In the event that Mediq fails to make any payment when due and after the expiry of an additional period of time the supplier has granted Mediq in writing, the supplier may enfy withhold further deliveries until payment is made in full. No penalties will be charged to the supplier for any delay in shipment by the supplier as a result of Mediq’s failure to make any payment as and when due to the supplier pursuant to the terms of this agreement.

e. Mediq is authorised to offset its debt after receiving written approval by supplier, which is due and payable, against the debt owed by the supplier.

1. INTELLECTUAL PROPERTY RIGHTS AND

PRIVATE LABEL

a. If the delivery or accompanying documentation are subject to intellectual property rights, Mediq acquires a free right of its use for resale only via a nonexclusive, worldwide, license for the duration of the contract. All intellectual property rights that arise as a result of the performance of the delivery by the supplier, its personnel or third parties that the supplier involves in the performance of the delivery, come to rest with Mediq. On first demand of Mediq, the supplier is obliged to do everything that is required to acquire and secure these rights.

b. The

supplier guarantees that the delivery does not infringe on the intellectual property rights of third parties. The supplier indemnifies and holds Mediq harmless from and against any and all claims damages, liabilities, costs and expenses, including but not limited to court costs and reasonable attorneys’ fees, asserted by any third party owing to (alleged) infringements in this regard.

c. In the event the deliveries are for private label goods of Mediq the supplier is authorized to use Mediq's trademarks, trade names and logos in connection with the packaging of the goods in accordance with Mediq’s rules and instructions. Upon termination or expiration of the agreement concerning the private label, the supplier shall immediately cease its use of any of Mediq’s trademarks, trade names or logos. Except as described in these General Conditions, Mediq does not grant and the supplier acknowledges that it shall have no right, license or interest in any of the patents, copyrights, trademarks, or trade secrets owned, used or claimed now or in the future by Mediq. All applicable rights to such patents, copyrights, trademarks, and trade secrets are and will remain the exclusive property of Mediq, whether or not the patents, copyrights, trademarks and trade secrets are specifically recognized or perfected under the applicable laws.

1. PACKAGING AND SHIPMENT

a. The supplier will package the goods to be supplied as economically, safely and carefully as possible and such that the shipment is easy to handle during transport and unloading. According to FOB Toronto title to the order passes to Mediq at the shipping point in Toronto. The supplier will use reasonable efforts in packaging the order to ensure that the delivery reaches its destination in good condition. Pallet shipments will be effected on pallets of Euro format, so-called Euro Pallets. To stimulate the reuse of packaging, as much use as possible is made of neutral packaging without print. The packaging must be suitable for reuse or recycling. With reference to EU directive 2000/29/EC, deliveries from the United States, Canada, China and Japan that use wood packaging material (pallets, boxes and the like) must be disinfected before they enter the European Union. Deliveries of hazardous materials must comply with the conditions of transport as stipulated in the ADR (European agreement concerning the carriage of hazardous materials by road) or the 1ATA regulations for aviation and be accompanied by all applicable documentation; the packages must be labelled with the correct hazard labels. The haulier must carry any transport emergency card. Special packaging that must be returned to the supplier must be marked as such. The supplier must mark the shipment with the Mediq order reference number and the number of packages, as well as the correct name and address details of the delivery address. The outside of the package must be provided with a packing list that states the content of the shipment. Without prejudicing the aforementioned, the packaging and the shipment must comply with all the applicable legislation and regulations. Mediq may reject a delivery that does not comply with these demands. Any return of a delivery, as well as any return of special packaging, irrespective of the reason, shall be for the cost of the supplier,

b. As the product will be packaged under a private label to Mediq’s design and specifications, all product packaging will be pre-approved by Mediq. All private label packaging for Mediq will be paid for in advance by Mediq. The unit price charged on the invoice to Mediq for products ordered will be adjusted for the cost of the private label packaging. Mediq and the supplier will decide on economical quantities of private label packaging to be purchased and stocked. The inventory of private label packaging maintained with the supplier shall be the property of Mediq.

1. DELIVERY

a. All deliveries will be made to the designated location of Mediq, if not otherwise indicated in the order.

b. Delivery is effected ‘Free a Board - Toronto’ (FOB Toronto), according to the version of the Incoterms that applies at the moment that the order was placed, without prejudicing that which is determined in these General Conditions. The delivery date commitment of the supplier is therefore satisfied when the order is handed over to the shipper in Toronto.

c. The delivery date, dates or term(s) agreed apply as deadlines that must be strictly observed and apply to the whole delivery, including the accompanying documentation. If circumstances occur that give cause to think that the agreed delivery date, dates or term(s) will be exceeded, then the supplier must inform Mediq of this immediately in writing. If the supplier exceeds any agreed delivery date, dates or term(s), Mediq is authorised to impose a penalty on the supplier, without prior notice of default, of 1% of the price of the delivery per calendar week or calendar week part exceeded, which will be immediately due and payable on the date of the imposition. If the delivery is delayed as a result of inadequate private label packaging maintained at the supplier’s facilities, no penalty shall apply. The imposition, collection or settlement of this penalty does not prejudice the right of Mediq to performance, damages and termination.

d. The

supplier shall maintain adequate and accurate books and records with respect to the deliveries for a period of at least the shelf life, respectively the life cycle of the goods plus one (1) year, including but not limited to, manufacturing records and lot traceability records.

1. INSPECTIONS

a. Mediq has the right to inspect the delivery or have it inspected by officials that it has appointed for this purpose before the moment of delivery at the supplier or its suppliers and upon delivery at the agreed place of delivery. The supplier must fully cooperate in this as required.. All costs relating to the inspections and reinspections shall be the sole responsibility of Mediq.

b. In

the event a delivery is rejected the order will be cancelled or repaired after the Supplier has had the delivery inspected by independent inspectors and who agree with the defaults found by Mediq’s inspectors. Once Mediq’s inspectors reject a delivery all other deliveries scheduled will be postponed without penalty until the repair or replacement has been approved by the Supplier and Mediq and subsequent deliveries have been modified if required for a similar default.

1. TRANSFER OF OWNERSHIP AND RISK

The delivery is FOB Toronto as such Mediq assumes risk, ownership and responsibility once the delivery is in the hands of the shipper. Supplier will carry out export procedures and documentation.

2. GUARANTEE

a. The supplier guarantees that the delivery:

- is of good quality and defect free and in the case of performing services that they are performed by expert personnel using new materials;

- is entirely in accordance with that determined in the agreement or order, the specifications given and the reasonable expectations of Mediq for as far as the characteristics, quality and reliability of the delivery are concerned;

- is suitable for the purpose for which the delivery was intended (i) in the nature of the case evident to the supplier or (ii) in accordance with the order; and

- complies with all applicable legislation and regulations, including any export license(s) required for the export of the deliveries.

a. If

in the agreement or order a reference is made to technical, safety, quality or other regulations and documents that have not been appended to the agreement or order, the supplier is presumed to be familiar with them, unless it immediately informs Mediq of the contrary in writing. Mediq will then further inform the supplier about these regulations and documents.

b. The supplier must for one’s own account ensure the timely acquisition of the permissions, permits or licences that are needed for the performance of the delivery and for the fulfilment of the conditions that it contains.

c. If

the delivery does not appear to comply with that determined in these General Conditions, the supplier will for one’s own account, on first demand and at the discretion of Mediq, replace, repair or repeat the delivery within two (2) weeks, without prejudicing the other rights of Mediq. If the supplier remains in default of fulfilling its guarantee obligations, then Mediq has the right to have the delivery replaced, repaired or repeated, at the expense of the supplier, whether or not with the help of third parties. Mediq will inform the supplier about the exercising of this right as much as possible beforehand. The guarantee described in these General Conditions also applies to the replaced, repaired or repeated parts of a delivery,

d. Any notice of defective products shall be considered to have been given in due time if given less than 15 days from the date of delivery to Mediq’s premises .f. The supplier shall at all times defend, indemnify and hold Mediq harmless from and against any direct losses incurred by Mediq in connection with any third-party claimarising out of the use of any delivery, or arising out of a breach by the supplier of any of the terms of these General Conditions, except to the extent caused by (i) the negligence or intentional misconduct of Mediq or (ii) a breach by Mediq of any of the terms of these General Conditions. Mediq shall at all times defend, indemnify and hold the supplier harmless from and against any direct losses incurred by the supplier in connection with any third-party claim arising out of the use of any delivery, or arising out of a breach by Mediq of any of the terms of these General Conditions, except to the extent caused by (i) the negligence or intentional misconduct of the supplier or (ii) a breach by the supplier of any of the terms of these General Conditions.

1. TRANSFER OF RIGHTS AND OBLIGATIONS

The supplier will not subcontract out the delivery or parts thereof to third parties and will not partially or wholly transfer the rights and obligations that it acquires by virtue of the agreement to third parties, without prior written permission from Mediq.

2. CONFIDENTIALITY

The supplier shall not disclose to anyone or use, except with the prior written authorization of Mediq any confidential information, meaning any information if: (i) it concerns the deliveries, (ii) it is delivered in written form marked "confidential”, (ii) it is delivered orally, described as confidential and its confidential nature is confirmed in writing within thirty (30) days and (iii) in any event if the supplier might reasonably be expected to judge it as confidential, provided by Mediq to the supplier or discerned by the supplier from information obtained from Mediq in the course of performing its obligations, provided however, that such information shall not be considered as confidential if such information (i) is in the public domain or known by the supplier prior to disclosure, (ii) becomes known to the public after disclosure, other than through breach of this confidentiality obligation, (iii) becomes known to the supplier from a source other than Mediq without breach of any obligation to preserve such information in confidence by such source, or (iv) is required by law to be disclosed, provided such disclosure is subject to all available protection from further disclosure.

3. APPLICABLE LAW AND COMPETENT COURT

Each of the deliveries will be governed by the laws of the state where the designated location of Mediq for the delivery is. The applicability of the Vienna Sales Convention is excluded. All disputes between Mediq and the supplier that may arise and for which no solution can be found in consultation with each other, shall only be submitted to the competent court in the district where the designated location of Mediq for the delivery is. Before using a court to settle a dispute alternative mediation or arbitration should be used.

Acceptance of the above conditions

Eastgate Pharmaceuticals INC

Mediq Danmark A/S

488 Champagne Drive

Kommarksvej 15-19

Toronto, Ontario, M3J 2T9

DK-2605 Brondby

Canada

Date: December 12, 2012

Date: December 12, 2012

\s\ Anna Gluskin

\s\ Anders Bartholin

CEO

Supply Chain Director

Schedule “C”

SCHEDULE C
Date		Store				Billing address	Shipping address
Contact/Buyer		Order Number			Cust Code

Nano Product	Selling Price	Retail Pac Sell Price	Uni	Expected Delivery	Ordered
Essential D (Vitamin D3 nanoemulsion)						Buyer Signature
WartsX
V-Cleanzz
Cleanezze 60						Agent
Cleanezze 250

EastGate Pharmaceuticals Inc, 488 Champagne Dr,
North York, ON, M3J 2T9, Canada 1 800 439 2981

Notes:

Endnotes

General Conditions of Purchase of Mediq

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